Exhibit 10.2

NON-EXECUTIVE CHAIRMAN AGREEMENT

NON-EXECUTIVE CHAIRMAN AGREEMENT dated as of November 14, 2012, by and between BALLY TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and RICHARD HADDRILL (the “Chairman”).

WHEREAS, the Chairman has been employed by the Company as the Company’s Chief Executive Officer pursuant to that certain employment agreement dated as of June 30, 2004 (the “Original Employment Agreement”), as amended on December 22, 2004 (the “First Amendment”), June 13, 2005 (the “Second Amendment”), June 20, 2006 (the “Third Amendment”), February 13, 2008 (the “Fourth Amendment”), October 22, 2008 (the “Fifth Amendment”), December 30, 2008 (the “Sixth Amendment”), August 10, 2009 (the “Seventh Amendment”) and December 22, 2010 (the “Eight Amendment”, together with the Original Employment Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment, the “Prior Employment Agreement”);

WHEREAS, Chairman is also currently serving as a member of the Board of Directors of the Company (the “Board”) and effective as of December 14, 2012 (the “Commencement Date”) has been appointed to be the Chairman of the Board;

WHEREAS, Chairman will retire from employment with the Company, effective as the Commencement Date; and

WHEREAS, from and after the Commencement Date, Chairman shall no longer be an employee or officer of the Company, but shall serve as Chairman of the Board on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Chairman and the Company agree as follows:

1.             Term.  From and after the Commencement Date, Chairman shall serve as Chairman of the Board and as a Director (“Director”) on the Board in a non-executive capacity and shall not be either an employee or officer of the Company, or serve in any other position with the Company or any of its affiliates.  Chairman may serve on one or more committees of the Board consistent with Section 2 below.  The term of Chairman’s service as non-executive Chairman of the Board under this Agreement shall commence on the Commencement Date and shall end upon the earlier of (a) the determination of the Board of Directors to terminate Chairman’s service or (b) the cessation of Chairman’s service as a member of the Board (the “Term”).

2.             Duties.  During the Term, Chairman shall serve as the non-executive Chairman of the Board, and shall, in a manner consistent with applicable legal and corporate governance standards: (a) regularly attend and preside at Board meetings, (b) be eligible to serve on such committees of the Board as may be requested by the Nominating and Corporate Governance Committee of the Board, subject to requisite independence standards, and (c) to the extent requested by and in coordination with the Company’s Chief Executive

Officer:  (i) provide support with customer and industry relations; (ii) provide assistance and guidance on Company strategy; (iii) support strategic employee recruiting and retention; (iv) provide support on investor relations; and (v) recommend Board candidates to the Nominating and Corporate Governance Committee of the Board for its evaluation.

3.             Commitment.  During and throughout the Term, Chairman will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to Chairman hereunder and shall serve the Company faithfully and to the best of his ability.  The parties anticipate that Chairman’s services as Chairman of the Board will require the performance of services at a rate at least equal to 50% of the Chairman’s level of service to the Company in the 36 months immediately preceding the Commencement Date and that, as such, the Chairman shall not experience a “separation from service” for purposes of Section 409A of the Internal Revenue Code as a result of his retirement as Chief Executive Officer.

4.             Compensation.

(a)           Annual Cash Compensation.  During the 2013 calendar year, Chairman shall be entitled to receive annual compensation at a rate of one million dollars per annum, which amount shall be in lieu of and not in addition to any cash directors’ fees and other compensation (including equity grants) paid to other non-employee members of the Board.  Payments to the Chairman shall be made periodically in accordance with the Company’s customary pay practices. Should Chairman be re-nominated and reelected to the board, with respect to the 2014 calendar year and thereafter, the Board shall determine the appropriate level of compensation to Chairman, consistent with the Company’s other non-employee Directors.

(b)           Transition Bonus.  Chairman shall be eligible to earn a bonus (the “Transition Bonus”) of $1,250,000 as follows:  $750,000, payable, if at all, on March 31, 2013, and $500,000 payable, if at all, on June 30, 2013, subject to (i) the Board’s determination in its reasonable discretion as to whether Chairman has satisfied performance objectives related to the transition of Chairman into a non-executive role, together with the transition of the Company’s new Chief Executive Officer, and (ii) the Chairman’s continued engagement by the Company through the applicable payment date.

(c)           2013 Performance Bonus.  Chairman shall be entitled to a cash bonus, if earned, with a target of $500,000 (the “2013 Performance Bonus”), based upon the Company’s achievement of threshold diluted EPS targets established by the Board of Directors with respect to the Company’s fiscal year 2013, and, if earned, payable at the same time bonuses are paid to executives generally for the 2013 fiscal year, but in no event later than December 31, 2013.

(d)           Office and Administrative Support.  During the Term Chairman shall maintain an office at the Company’s headquarters and shall have access to reasonable administrative support.

(e)           Reimbursement of expenses.  In accordance with established policies and procedures of the Company as in effect from time to time, the Company shall pay or reimburse Chairman for all reasonable and actual out-of-pocket expenses including but not limited to travel, hotel, and similar expenses, incurred by Chairman from time to time in performing his obligations under this Agreement.  Any reimbursement of Chairman’s expenses made by the Company pursuant to this Section shall be payable in the normal business course in accordance with the Company’s expense reimbursement policy, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and the expenses eligible for reimbursement in anyone calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

5.             Certain Covenants.  The provisions contained in Sections 10 (Trade Secrets and Confidential Information), 11 (Creative Works and Other Property), 12 (Covenants Not to Compete), 13 (Covenants Not to Solicit), 14 (Reasonableness of Restrictions), 15 (Remedies), 16 (Non-Disparagement), 17 (Cooperation) and 19 (Licenses and Approvals) of the Prior Employment Agreement shall survive and remain in effect during the Term and following the Term, as applicable, in each case in accordance with their terms.

6.             General Provisions.

(a)           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or its breach shall be settled by arbitration in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof; provided, however, that nothing contained in this section shall in any way deprive the Company of its right to obtain injunctive or other equitable relief under Section 5 of this Agreement (and the applicable provision(s) of the Prior Employment Agreement).

(b)           Further assurances.  Each party shall execute all documents and take all other actions necessary to effect the provisions and purposes of this Agreement.

(c)           Entire agreement.  Other than as explicitly provided in Section 6, this Agreement contains the entire agreement between the parties and supersedes all other oral and written agreements previously entered into by the parties concerning the same subject matter, including the Prior Employment Agreement.  For the avoidance of doubt, except as provided in Section 5 hereof, Chairman has no further rights under the Prior Employment Agreement.

(d)           Modification, rescission, and assignment.  This Agreement may be modified or rescinded only with the written consent of both parties.  Neither this Agreement nor any right or interest under this Agreement shall be assignable by either party without the written consent of the other, provided, that nothing contained in this Agreement shall limit or restrict the Company’s ability to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the

Company is the surviving entity (including a split up, spin off, or similar type transaction), provided that one or more of such surviving entities continues to be bound by the provisions of this Agreement.

(e)           Controlling law; severability.  Nevada law shall govern this Agreement and its interpretation.  If any provision is unenforceable for any reason, it shall be deemed stricken from the Agreement but shall not otherwise affect the intention of the parties or the remaining provisions of the Agreement.

(f)            Binding effect.  This Agreement shall bind and inure to the benefit of each of the parties and their respective heirs, successors, administrators, executors, and assigns.

(g)           Notices.  All notices required by this Agreement must be in writing and must be delivered, mailed, or telecopied to the addresses given above or such other addresses as the parties may designate in writing.

(h)           Counterparts; facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.  This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.  The facsimile copies so signed will constitute originally signed copies of the same consent requiring no further execution.

(i)            Captions; construction; drafting ambiguities.  The captions in this Agreement are for convenience only and shall not be used in interpreting it.  In interpreting this Agreement any change in gender or number shall be made as appropriate to fit the context.  Each party has reviewed and revised this Agreement with independent counsel or has had the opportunity to do so.  The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

BALLY TECHNOLOGIES, INC.

By:	/s/ Kevin Verner	/s/ Richard Haddrill
	Kevin Verner, Chairman of the Board	Richard Haddrill